UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

JINPAN INTERNATIONAL LIMITED

(Exact Name of Registrant as Specified in its Charter)

British Virgin Islands	N/A
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

c/o Hainan Jinpan Electric Company, Ltd Section D-2 No. 100 Nanhai Avenue Jinpan Development Area Haikou, Hainan PRC	N/A
(Address of Principal Executive Offices)	(Zip Code)

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Common Stock, $0.009 Par Value	The NASDAQ Stock Market LLC

If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☒

If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration statement file number to which this form relates: 001-14742

Securities to be registered pursuant to Section 12(b) of the Act:

Securities to be registered pursuant to Section 12(g) of the Act: None.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant’s Securities to be Registered.

Description of Common Shares

Our authorized capital includes 20,000,000 common shares, par value $0.009 per share. All of our outstanding common shares are duly authorized, validly issued, fully paid and nonassessable. Under British Virgin Islands law, any person may freely hold, vote and transfer our common shares. Holders of our common shares have no preemptive rights to purchase any additional, unissued shares of our common shares.

Dividends. Holders of our common shares are entitled to receive dividends if and when declared by our board of directors out of funds legally available under British Virgin Islands law.

Liquidation. All of our common shares are equal to each other with respect to liquidation and dividend rights. In the event of the liquidation of the Company, all assets available for distribution to the holders of our common shares are distributable among them according to their respective share holdings.

Voting. Holders of our common shares are entitled to one vote for each share held of record on all matters to be voted upon by the shareholders, including the election of directors. Holders of our common shares do not have cumulative voting rights in the election of directors.

Item 2.	Exhibits.

In accordance with the Instructions to Exhibits of Form 8-A, no exhibits are required to be filed because no other securities of the Company are registered on The NASDAQ Stock Market LLC, and the securities registered hereby are not to be registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

September 8, 2008	JINPAN INTERNATIONAL LIMITED

	By:	/s/ Mark Du
Name: Mark Du
Title: Chief Financial Officer